Exhibit 99.1

SOUTHERN COPPER CORPORATION

11811 North Tatum Blvd., Suite 2500 - Phoenix, AZ 85028

Phone: Arizona: (602) 494-5328 - Fax: (602) 494-5317

Southern Copper Corporation Reports

First Quarter 2008 Results

Phoenix, April 25, 2008- Southern Copper Corporation (SCC) (NYSE and LSE: PCU)

2008 FIRST QUARTER HIGHLIGHTS

•                  Net earnings in the first quarter 2008 (“1Q08”) totaled $565.0 million, or diluted earnings per share of $1.92, an increase of 2.4% over the first quarter of 2007 (“1Q07”) and 81.7% higher than the fourth quarter of 2007 (“4Q07”).

•                  Net sales for the 1Q08 increased by $140.9 million compared to 1Q07.  This 10.4% increase was mainly due to higher metal prices and an increase in production of molybdenum over the 1Q07.

•                  The LME and COMEX copper prices continued their strong performance and increased to an average of $3.54 and $3.53 per pound in 1Q08, respectively, compared to $2.69 and $2.70 respectively, in 1Q07.  The Metals Week dealer oxide molybdenum price for 1Q08 was $33.01 per pound, compared to $25.81 per pound in 1Q07.

•                  EBITDA during the 1Q08 rose by $84.3 million to $945.3 million and was equivalent to 63.1% of sales, compared to an EBITDA of $861.0 million, equivalent to 63.4% of sales, in 1Q07.  The 1Q08 EBITDA was a significant 32.6% higher than the 4Q07 EBITDA of $713.0 million.

•                  As of December 31, 2007, the Company revised the price assumption used for ore reserves calculations.  As result, ore reserves as measured by copper content increased by 28.7%, corroborating SCC’s position as the world wide leader in copper reserves in terms of years of production, and affording the Company flexibility to increase production capacity.

•                  On April 24, 2008, the Board of Directors authorized a dividend of $ 1.70 per share to be paid on June 3, 2008 to shareholders of record as of May 14, 2008.

•                  During 1Q08 we entered into copper derivative contracts to protect 395.6 million pounds of production for the period March-December 2008.  These copper derivative contracts cover approximately 30% of our planned 2008 production and were mainly zero cost collars with average floor prices of $3.40 and average ceiling prices of $4.23.

SOUTHERN COPPER CORPORATION

11811 North Tatum Blvd., Suite 2500 - Phoenix, AZ 85028

Phone: Arizona: (602) 494-5328 - Fax: (602) 494-5317

•                  Total mine production in 1Q08 was 127,862 tons of copper compared with 171,273 tons in 1Q07, a decrease of 43,411 tons, mainly attributable to a decrease of material milled of 5.5% at our Caridad mine due to a maintenance program; lower ore grades in Toquepala and Caridad; as well as the labor stoppage at Cananea. However, 1Q08 production increased by 1,959 tons compared with 4Q07.

•                  In the last 7 years Cananea has experienced more than 9 labor stoppages totaling more than 350 days of inactivity. The Company has tried unsuccessfully to resolve the current labor stoppage that obstructs production at Cananea, hence the Board of Directors has decided to offer all employees a severance payment in accordance with the collective bargaining agreement and applicable law.  This is offered in order to award the employees with a significant severance payment that will allow them to choose the labor alternative that is best for each of them. The Company intends to stock its copper reserves at Cananea with a view to resuming operations once there is the labor stability and legal certainty that production can commence with efficiency and competitiveness. The expansion projects at the other mining facilities as well as our new projects are anticipated to more than compensate for the temporary loss of production at our Cananea mine. In the meanwhile, the unit cost savings of Cananea are expected to generate superior results.

•                  Cananea is our only mine that has been affected by such severe and prolonged labor stoppages, lasting over 9 months in the most recent instance. This stoppage has affected the Company as well as 1,300 union workers and their families. Our other 8 units in Mexico hold collective bargaining agreements with a different union, which the Company believes it has excellent relations with. The Company has long term agreements with 8 different unions in Peru and also has excellent relations with these unions.

•                  To continue with our commitment to expand our operations, investment in our key Tia Maria project is underway. We have committed $388 million in purchase orders and contracts for the acquisition of major equipment.  This includes $296 million committed at a fixed price to avoid cost escalation in the capital budget.  When completed at the end of 2010, the new operating unit is expected to produce 120,000 tons of copper cathodes per year.

•                  The Toquepala and Cuajone expansions are also underway. We have signed agreements for major mine equipment and have contracted technical and environmental studies which are expected to be concluded by 2009. In parallel we will continue with the engineering and procurement process for these expansions.

•                  After giving effect to the 1Q08 capital and exploration expenditures of $58.0 million and dividend distributions of $412.3 million, net debt (debt minus cash)

amounted to a credit of $23.0 million at March 31, 2008, compared to a net debt position of $40.5 million at December 31, 2007. At the same time, stockholders’ equity at the end of March 2008 amounted to $4.0 billion, an increase of 4.0% from December 31, 2007.

SUMMARY FINANCIAL TABLE

	First Quarter
	2008	2007	Var.	%
	(in millions, except per share amounts and %s)
Copper sold — pounds	270.8	366.5	(95.7)	(26.1)%

Net sales	$1,499.2	$1,358.3	$140.9	10.4%
Cost of sales	520.6	466.6	54.0	11.6%
Operating income	864.7	787.4	77.3	9.8%
EBITDA GAAP (1)	945.3	861.0	84.3	9.8%
EBITDA margin	63.1%	63.4%	(0.3)%	(0.5)%
Net earnings	565.0	551.7	13.3	2.4%
Earnings per share	1.92	1.87	0.05	2.4%
Capital expenditures and exploration	$58.0	$91.4	(33.4)	(36.5)%

(1) Reconciliation of net earnings (*) to EBITDA
	First Quarter
	2008	2007
Net earnings	$565.0	$551.7
Add:
Minority interest	2.7	1.6
Income taxes	286.0	230.7
Interest expense	28.9	29.8
Depreciation, amortization and depletion	81.2	74.1
Less:
Interest income	(17.4)	(21.9)
Interest capitalized	(1.1)	(5.0)
EBITDA	$945.3	$861.0

(*) Net earnings computed in accordance with USGAAP

Southern Copper Corporation reported net earnings of $565.0 million, or earnings per share of $1.92 in the 1Q08, compared with $551.7 million or earnings per share of $1.87 in 1Q07.

Net sales in 1Q08 were $1,499.2 million, compared to $1,358.3 million in 1Q07, an increase of 10.4%.  The increase in sales was mainly the result of higher prices for most of our metal products and an increase of production of molybdenum.  Please see our metal price chart on page 6.

In prior years, for internal production planning purposes, the Company has used a metal price assumption of $0.90 per pound of copper and $5.00 per pound of molybdenum for calculation of ore reserves quantities. Based on the latest positive economic and market developments and the average metal prices of the last 10 and 15 years, the Company changed its long term price assumption to $1.20 per pound for copper and $9.00 per pound for molybdenum.  As a result, the Company recalculated its ore reserves and mine plans. The new sulfide ore reserves as of December 31, 2007, were 7,019.3 million tons with an average copper grade of 0.549% and the new leachable reserves were 4,988.7 million tons with an average copper grade of 0.212%. These reserves represent an increase in copper content of 28.7% when compared with our reserves as of December 31, 2006.

Commenting on the Company’s results for the 1Q08, Mr. German Larrea, Chairman of SCC said, “1Q08 net earnings were $565.0 million, 2.4% higher than the 1Q07 and 81.7% higher than in the 4Q07 and are attributable to continued higher prices for most of our metals and the increase in molybdenum sales volume.”

Molybdenum production continues to increase in our open pit mines.  Molybdenum production increased 0.6 million pounds, from 8.1 million pounds in the 1Q07 to 8.7 million pounds in the 1Q08.  This increase is principally due to higher recoveries at all of our open pit mines. Mine zinc production amounted to 54.6 million pounds in the 1Q08, a 23.4% decrease from the 1Q07.  Refined zinc production in 1Q08 was 56.0 million pounds, 19.1% higher than in 1Q07 due to the recovery of full capacity at the San Luis Potosi refinery.

Regarding the capital projects, Mr. Oscar Gonzalez Rocha, Chief Executive Officer of SCC said, “During the 1Q08 we have focused our capital investment efforts on our previously announced investment program at our Peruvian operations. This $2.1 billion investment program is expected to permit us to increase our copper production by 270,000 tons per year by 2011, an increase of 39% over the current production capacity.”

Investment in the Tia Maria project is underway. The Company has committed $388 million in purchase orders and contracts for the major equipment including, 20 trucks, 2 shovels, 2 drilling machines and mine auxiliary equipment; as well as primary, secondary and tertiary crushers, 8.6 kilometers of overland conveyors, spreaders and reclaim systems. After this equipment is delivered during 2009 we expect to start construction of the new unit.  When completed at the end of 2010, the new operating unit is expected to produce 120,000 tons of copper cathodes per year.

The Toquepala and Cuajone expansions are also underway. We have signed agreements for major mine equipment and have contracted technical and environmental studies which are expected to conclude by 2009. In parallel we will continue with the engineering and procurement process.

Also, subject to the satisfactory resolution of various issues and the acquisition of the necessary governmental permits, we plan to invest approximately $1.2 billion in the Los Chancas project, a copper-molybdenum property in the southern part of Peru.  This is in addition to the $2.1 billion previously announced for our other Peruvian projects.  We expect this project will increase our annual copper production by 80,000 tons by the year 2013.

With respect to our Cananea mine, Mr. Xavier García de Quevedo, Chief Operating Officer of SCC said, “For years our Cananea mine has suffered from irregular operations; in 2007 the copper production was only 98,500 tons, representing only 50% of its capacity.  During the last five years Cananea has produced an average of 130,000 tons of copper per year, which is approximately 15% of the aggregate copper production of the Company. The Cananea production has been affected by high unit costs due to constant labor stoppages and obstruction of third party contractors by the miners’ union.  The mine has capacity to produce 185,000 tons of copper per year and has the potential to increase its capacity to 230,000 tons of copper.”

AVERAGE METAL PRICES:

	LME	COMEX
	Copper	Copper	Molybdenum	Zinc	Silver	Gold	Lead
	($/lb)	($/lb)	($/lb)	($/lb)	($/Oz)	($/oz)	($/lb)
1Q 2008	3.54	3.53	33.01	1.10	17.62	926.78	1.31

1Q 2007	2.69	2.70	25.81	1.57	13.29	650.27	0.81

Average 2007	3.23	3.22	29.91	1.47	13.39	696.66	1.17

Variance: 1Q08 vs. 1Q07	31.6%	30.7%	27.9%	(29.9)%	32.6%	42.5%	61.7%

Source: Silver — COMEX; Gold and Zinc — LME; Molybdenum — Metals Week Dealer Oxide.

METAL PRODUCTION AND SALES:

	Three Months Ended March 31,
	2008	2007	%

Copper (000s pounds)
Mined	281,900	377,600	(25.3)%
Smelted	281,600	241,600	16.6%
Refined	256,400	248,800	3.1%
Rod	39,700	59,100	(32.8)%
Sales	270,800	366,500	(26.1)%

Molybdenum (000s pounds)
Mined	8,700	8,100	7.4%
Sales	8,900	8,000	11.3%

Zinc (000s pounds)
Mined	54,600	71,300	(23.4)%
Refined	56,000	47,000	19.1%
Sales	52,500	65,600	(20.0)%

Silver (000s ounces)
Mined	3,100	4,500	(31.1)%
Refined	2,400	2,700	(11.1)%
Sales	3,000	4,400	(31.8)%

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended
	March 31,
	2008	2007	VAR %
	(in thousands, except for per share amounts)

Net sales	$1,499,206	$1,358,337	10.4%

Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	520,589	466,645	11.6%
Selling, general and administrative	24,655	23,799	3.6%
Depreciation, amortization and depletion	81,196	74,098	9.6%
Exploration	8,056	6,418	25.5%
Total operating costs and expenses	634,496	570,960	11.1%

Operating income	864,710	787,377	9.8%

Interest expense	(28,928)	(29,806)	(2.9)%
Interest capitalized	1,088	4,966	(78.1)%
Gain (loss) on derivative instruments	2,927	(21,180)	(113.8)%
Other income (expense)	(3,500)	20,662	(116.9)%
Interest income	17,415	21,928	(20.6)%

Earnings before income taxes and minority interest	853,712	783,947	8.9%

Income taxes	286,022	230,674	24.0%
Minority interest	2,707	1,591	70.1%

Net earnings	$564,983	$551,682	2.4%

Per common share amounts:
Net earnings — basic and diluted	$1.919	$1.874	2.4%
Dividends paid	$1.400	$1.700	(17.6)%

Weighted average shares outstanding (Basic and diluted)	294,466	294,461

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	March 31,	December 31,	March 31,
	2008	2007	2007
ASSETS
Current assets:
Cash and cash equivalents	$1,472,781	$1,409,272	$888,850
Short term investments	112,019	117,903	380,000
Accounts receivable	614,527	462,778	502,701
Inventories	455,311	448,283	456,636
Prepaid taxes and other assets	204,258	197,273	107,215
Total current assets	2,858,896	2,635,509	2,335,402

Property, net	3,552,796	3,568,311	3,555,408
Leachable material, net	205,714	220,243	240,968
Intangible assets, net	115,377	115,802	117,542
Other assets, net	45,354	40,693	34,133
Total assets	$6,778,137	$6,580,558	$6,283,453

LIABILITIES
Current liabilities:
Current portion of long-term debt	160,000	$160,000	$10,000
Accounts payable	360,614	255,070	292,983
Income taxes	177,531	132,175	119,389
Due to affiliates	6,176	3,870	4,552
Accrued workers’ participation	235,950	313,251	232,234
Interest	18,579	37,325	21,894
Other accrued liabilities	33,599	25,499	19,500
Total current liabilities	992,449	927,190	700,552

Long-term debt	1,289,815	1,289,754	1,518,172
Deferred income taxes	191,105	219,501	184,251
Other liabilities	273,289	266,163	154,429
Asset retirement obligation	13,386	13,145	12,424
Total non-current liabilities	1,767,595	1,788,563	1,869,276

Commitments and contingencies

Minority interest	16,863	16,685	13,796

STOCKHOLDERS’ EQUITY
Common stock	654,366	653,817	665,203
Accumulated comprehensive income	3,346,864	3,194,303	3,034,626
Total stockholders’ equity	4,001,230	3,848,120	3,699,829
Total liabilities, minority interest and stockholders’ equity	$6,778,137	$6,580,558	$6,283,453

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	Three Months Ended March 31,
	2008	2007

OPERATING ACTIVITIES
Net earnings 000	$564,983	$551,682
Depreciation, amortization and depletion	81,196	74,098
Capitalized leachable material	(2,246)	(20,461)
Minority interest	2,708	1,591
Cash provided from (used for) operating assets and liabilities	(27,689)	(95,652)
Other, net	(116,310)	37,629
Net cash provided from operating activities	502,642	548,887

INVESTING ACTIVITIES
Capital expenditures	(49,894)	(85,030)
Other, net	5,068	(99,119)
Net cash used for investing activities	(44,826)	(184,149)

FINANCING ACTIVITIES
Dividends paid	(412,302)	(500,584)
Distributions to minority interest	(3,160)	(1,759)
Other	61	61
Net cash used for financing activities	(415,401)	(502,282)

Effect of exchange rate changes on cash	21,094	3,616

Increase (decrease) in cash and cash equivalent	63,509	(133,928)

Company Profile

Southern Copper Corporation is one of the largest integrated copper producers in the world and has the largest copper reserve of any listed company.  We are a NYSE and Lima Stock Exchange (LSE) listed company that is 75.1% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange.  The remaining 24.9% ownership interest is held by the international investment community.  We operate mining units and metallurgical facilities in Mexico and Peru and conduct exploration activities in Mexico, Peru and Chile.

Conference call

The Company’s fourth quarter earnings conference call will be held on April 28, 2008 beginning at 11:00 a.m. (EST — New York) (10:00 a.m. Lima and Mexico).  To participate:

Dial-in number:	866-371-3858 in the U.S 832-445-1647 outside the U.S.
Genaro Guerrero, Chief Financial Officer Raul Jacob, Financial Planning Manager and Head of Investor Relations
Conference ID:	42082090 and “Southern Copper First Quarter 2008 Results”

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This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.